FOR IMMEDIATE RELEASE

CONTACTS:
Nu Skin Enterprises
Charles Allen (investors)
(801) 345-6110, callen@nuskin.com
Kara Schneck (media)
(801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS RECORD FOURTH QUARTER
AND YEAR-END REVENUE

Company Raises 2005 Guidance

PROVO, Utah — Feb. 8, 2005 — Nu Skin Enterprises, Inc. (NYSE: NUS) today reported record annual and quarterly revenue. For 2004, revenue totaled $1.14 billion, crossing the billion-dollar mark for the first time in company history. For the fourth quarter, the company reported $306.3 million in revenue, an 11 percent year-over-year increase, which yielded better than expected earnings per share. Quarterly sales were positively impacted by an increase in monthly product subscription orders, by encouraging results in Japan following the launch of the Pharmanex® BioPhotonic Scanner, and by continued revenue growth in both the United States and China.

Financial Results

Nu Skin Enterprises’ revenue of $306.3 million in the quarter ended Dec. 31, 2004 represents the largest revenue quarter in the company’s history. Fourth quarter net income and earnings per share, which were impacted by approximately $5.0 million of expenses related to a distributor convention in Japan not held in the prior-year period, were $22.0 million and $0.31, compared to $23.1 million and $0.31 for the same period in 2003. During the quarter, foreign currency fluctuations positively impacted revenue by 2 percent.

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Feb. 8, 2005

For the year, revenue increased 15 percent to a record $1.14 billion and earnings per share were $1.07, a 25 percent increase, or a 19 percent increase excluding a one-time $0.05 restructuring charge in the third quarter of 2003. Foreign currency fluctuations positively impacted 2004 annual revenue by 4 percent.

“We’re pleased with our fourth quarter results, particularly in our key geographies,” said Truman Hunt, president and chief executive officer. “The launch of the Pharmanex BioPhotonic Scanner and new distributor compensation incentives helped us post better than expected results in Japan. These initiatives generated solid sequential growth in our product subscription base and in the number of executive distributors. While the industry awaits the adoption of new direct selling regulations, our revenue in Mainland China was up 48 percent compared to prior-year results and, as anticipated, remained steady on a sequential basis. In the United States, we posted solid year-over-year revenue growth, driven by a 24 percent increase in Pharmanex revenue.

“During the month of December, we processed a record 369,000 subscription orders compared to 226,000 in the prior year. This source of recurring revenue increased more than 50 percent in 2004 and accounted for 31 percent of global sales for the fourth quarter. Our growing product subscriber base is also helping to improve our customer and executive retention rates. Consequently, we’re optimistic that this growing revenue stream will continue to advance our business around the world,” Hunt continued.

Regional Results

North Asia. Fourth quarter revenue in North Asia was $174.1 million, an increase of 2 percent compared to the same period in 2003. In local currency, Japan revenue decreased 2 percent, an improvement from the decline experienced in the prior quarter. South Korea local currency revenue improved 5 percent. On a year-over-year basis, active distributors were up 5 percent in the region and executive distributors decreased 2 percent.

Greater China. Revenue in Greater China increased 44 percent over the prior year to $62.8 million for the fourth quarter. Mainland China posted healthy year-over-year growth, with revenue up 48 percent to $26.6 million. As expected, fourth quarter revenue in China was even with third quarter

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Feb. 8, 2005

results. Local currency revenue in Hong Kong and Taiwan was up an impressive 76 percent and 24 percent, respectively, compared to the fourth quarter of 2003. Active distributors grew 23 percent in the region and executive distributors were up 47 percent, compared to the prior year.

North America. Revenue in North America was $36.0 million for the quarter, a 13 percent improvement over the prior-year period. In the United States, quarterly revenue was up 13 percent compared to 2003, driven by a 24 percent increase in Pharmanex sales and an 8 percent increase in Nu Skin sales. On a year-over-year basis, the number of active distributors was up 19 percent and executive distributors increased 8 percent in the region.

South Asia/Pacific. Fourth quarter revenue in the South Asia/Pacific region was $20.9 million, essentially even with the prior year. Revenue from Singapore and Malaysia increased 10 percent on a year-over-year basis. After a four-year period of rapid growth, Thailand quarterly revenue was down 13 percent on a local currency basis. In the region, the number of active distributors improved 7 percent and executive distributors were down 5 percent, compared to prior-year results.

Other Markets. Revenue from the company’s other markets was up 34 percent to $12.6 million for the fourth quarter. Compared to prior-year results, Latin America revenue increased 62 percent and Europe sales improved 29 percent for the quarter. Compared to the fourth quarter of 2003, active distributors were up 35 percent and executive distributors increased 26 percent.

Division Results

Nu Skin. Fourth quarter personal care revenue increased 3 percent to $141.3 million. Quarterly revenue benefited from increased sales in China, as well as the Japan and the U.S. launches of the proprietary Nu Skin® Tri-Phasic White™ System, a product regimen that targets skin discoloration. Personal care revenue for the year increased 15 percent to $548.1 million. Foreign currency fluctuations positively impacted Nu Skin quarterly and annual revenue by 2 percent and 4 percent, respectively.

Pharmanex. Fourth quarter revenue from Pharmanex nutrition products increased 21 percent to $159.4 million. This increase can be attributed to a continued emphasis on the Pharmanex®

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Feb. 8, 2005

BioPhotonic Scanner and monthly product subscription orders. During the quarter, Pharmanex also launched Estera™, a line of nutritional supplements specifically designed for women. Revenue for the year improved 20 percent to $567.2 million. Foreign currency fluctuations positively impacted Pharmanex’s quarterly and annual revenue by 3 percent and 4 percent, respectively.

Big Planet. As expected, fourth quarter Big Planet revenue decreased 13 percent compared to prior-year results to $5.6 million. Annual revenue was $22.6 million, a decrease of 41 percent due primarily to the divestiture of unprofitable products and services in the third quarter of 2003.

Operational Performance

The company’s gross margin was 83.0 percent in the fourth quarter compared to 83.4 percent in the fourth quarter of 2003. Selling expenses as a percent of revenue were 43.0 percent, an increase from 42.2 percent in the fourth quarter of 2003. This increase is due to temporary distributor incentives in Japan. General and administrative expenses during the quarter were impacted by approximately $5.0 million of expenses from a Japan distributor convention that did not occur in the prior-year period and by an increase of about $2.0 million in professional fees primarily associated with the company’s Sarbanes-Oxley compliance audit. Fourth quarter operating margin was 10.9 percent.

The company’s cash position at the end of the quarter was $120.1 million with $34.8 million of cash flow generated from operations. For the year, cash flow from operations increased from $109.0 million in 2003 to $127.1 million in 2004. During the quarter, the company paid down $16.2 million of debt, paid $5.6 million in dividends, and repurchased $1.3 million of company stock.

Outlook

“We are optimistic about our growth opportunities in 2005,” Hunt said. “In 2004, we achieved a significant milestone in the company’s history by surpassing $1 billion in annual revenue. Moving forward, we are driving growth by investing in opportunities which we believe will provide healthy returns. For example, as we await the release of new direct selling regulations in China in the next few months, we are adding additional stores and infrastructure, launching our Pharmanex business, and building manufacturing capacity for our nutrition products. We are expanding our Pharmanex BioPhotonic Scanner program in key markets during 2005. We continue to focus on innovating

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Feb. 8, 2005

within our product categories, as well as within our direct selling business model. We are confident that these efforts will enable us to continue to grow for several years.

“For the first quarter, we anticipate revenue to be in the $275.0 to $280.0 million range with a projected Japanese yen at 106 to the dollar. Earnings per share for the first quarter are expected to be in the $0.21 to $0.23 range. For 2005, we are increasing our forecasted revenue to $1.20 to $1.22 billion for the year, with earnings per share of $1.15 to $1.22. This guidance reflects an average yearly rate on the Japanese yen of 108 to the dollar,” Hunt concluded.

The company’s management will host a webcast with investors on Feb. 8, 2005 at 11:30 a.m. (EST).

Those wishing to access the webcast, as well as financial information presented in the call, can visit the Investor Relations page on Nu Skin Enterprises’ website, www.nuskinenterprises.com. An archive of the webcast will be available at this same URL through Feb. 22, 2005.

The Company

Nu Skin Enterprises, Inc. is a global direct selling company operating in 39 markets throughout Asia, the Americas and Europe. The company markets premium quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the Pharmanex® brand, and technology based products and services under the Big Planet® brand. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.”

Nu Skin Enterprises’ press releases are available online at www.nuskinenterprises.com

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Feb. 8, 2005

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) our expectations regarding certain strategic and operational initiatives and (ii) revenue and earning projections for the first quarter of 2005 and for the year 2005. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) continued regulatory scrutiny in China which has from time to time in the past, and could in the future, negatively impact the company’s business, including the suspension of sales activities in stores and the imposition of fines; (b) any inability of the company to effectively manage rapid growth in China, including training and management of a large employed sales force, and regulatory risks associated with any failure of such sales force to comply with applicable company policies and government regulations; (c) risks that the Chinese government fails to adopt favorable direct selling regulations, or adopts regulations that negatively impact the company’s business, or that the company is unable to obtain a direct selling license under these regulations; (d) any inability to obtain necessary product registrations for its Pharmanex® products in a timely manner; (e) regulatory risks associated with the Pharmanex® BioPhotonic Scanner, which could delay or inhibit the company’s use of the Pharmanex® BioPhotonic Scanner if it is determined to be a medical device in any market; (f) risks that could adversely impact the company’s operations or financial results in its markets, including its largest market, Japan, such as any continuation or increase in the impact of negative market conditions on the company’s business, material decreases in executive level and active distributors, adverse changes in exchange rates, or the company’s failure to execute effective initiatives in these markets; (g) any failure of current or planned initiatives or products, including the introduction of the Pharmanex® BioPhotonic Scanner in Japan, China and other markets, to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (h) a final audit report—the company has not yet received a final audit report from its registered public accounting firm with respect to the year-end financial results reported herein, therefore there could be unanticipated adjustments, write-offs, reserves, or other changes to accounting entries resulting from the audit that could materially impact these results; (i) adverse publicity related to the company’s business, products or industry; and (j) continued competitive pressures in the company’s markets. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Amendment No. 1 to Registration Statement on Form S-3 filed on September 16, 2004. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change.

(Financial Tables to Follow)

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Feb. 8, 2005

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income
For the Fourth Quarters Ended December 31, 2004 and 2003
(in thousands, except per share amounts)

	2004	2003
Revenue:
North Asia	$ 174,062	$ 170,217
Greater China	62,757	43,678
North America	35,983	31,953
Southeast Asia/Pacific	20,926	20,679
Other Markets	12,594	9,393

Total revenue	306,322	275,920

Cost of sales	52,141	45,947

Gross profit	254,181	229,973

Operating expenses:
Selling expenses	131,827	116,516
General and administrative expenses	89,047	76,060

Total operating expenses	220,874	192,576

Operating income	33,307	37,397

Other income (expense), net	413	(676)

Income before provision for income taxes	33,720	36,721
Provision for income taxes	11,751	13,587

Net income	$ 21,969	$ 23,134

Net income per share:
Basic	$ 0.32	$ 0.32
Diluted	$ 0.31	$ 0.31

Weighted average number of shares outstanding:
Basic	69,708	73,143
Diluted	71,246	74,608

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Feb. 8, 2005

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income
For the Years Ended December 31, 2004 and 2003
(in thousands, except per share amounts)

	2004	2003
Revenue:
North Asia	$ 640,110	$ 612,840
Greater China	229,802	135,535
North America	145,714	127,599
South Asia/Pacific	81,742	75,816
Other Markets	40,496	34,667

Total revenue	1,137,864	986,457

Cost of sales	191,211	176,545

Gross profit	946,653	809,912

Operating expenses:
Selling expenses	487,631	407,088
General and administrative expenses	333,263	289,925
Net restructuring and other charges	—	5,592

Total operating expenses	820,894	702,605

Operating income	125,759	107,307

Other income (expense), net	(3,618)	432

Income before provision for income taxes	122,141	107,739
Provision for income taxes	44,467	39,863

Net income	$ 77,674	$ 67,876

Net income per share:
Basic	$ 1.10	$ 0.86
Diluted	$ 1.07	$ 0.85

Weighted average number of shares outstanding:
Basic	70,734	78,637
Diluted	72,627	79,541

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Feb. 8, 2005

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets
As of December 31, 2004 and 2003
(in thousands)

	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$ 120,095	$ 122,568
Accounts receivable	16,057	15,054
Inventories, net	87,474	83,338
Prepaid expenses and other	44,723	60,163

	268,349	281,123

Property and equipment, net	76,511	60,528
Goodwill	111,331	118,768
Other intangible assets, net	71,756	67,572
Other assets	73,427	63,068

Total assets	$ 601,374	$ 591,059

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 25,182	$ 18,816
Accrued expenses	102,474	95,068
Current portion of long-term debt	18,540	17,915

	146,196	131,799

Long-term debt	132,701	147,488
Other liabilities	29,855	21,524

Total liabilities	308,752	300,811

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	161,566	148,636
Treasury stock, at cost	(273,721)	(216,847)
Accumulated other comprehensive loss	(71,606)	(70,849)
Retained earnings	477,912	431,615
Deferred compensation	(1,620)	(2,398)

	292,622	290,248

Total liabilities and stockholders' equity	$ 601,374	$ 591,059

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Feb. 8, 2005

NU SKIN ENTERPRISES, INC.
Distributor Growth by Market

	As of December 31, 2004		As of December 31, 2003		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive
North Asia	337,000	16,637	322,000	17,013	4.7%	(2.2%	)
Greater China**	229,000	8,827	187,000	5,991	22.5%	47.3%
North America	134,000	3,099	113,000	2,861	18.6%	8.3%
South Asia/Pacific	74,000	2,076	69,000	2,175	7.2%	(4.6%	)
Other Markets	46,000	1,377	34,000	1,091	35.3%	26.2%

Total	820,000	32,016	725,000	29,131	13.1%	9.9%

*	Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.

**	Following the opening of the company’s retail business in Mainland China during 2003, active distributors include 147,000 and 117,000 preferred customers in Mainland China and executive distributors include 5,437 and 3,100 employed, full-time sales representatives for the years ended December 31, 2004 and 2003, respectively.

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